EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated November 23, 2015 with respect to the consolidated financial statements, schedule, and internal control over financial reporting, included in the Annual Report of J&J Snack Foods Corp. and Subsidiaries on Form 10K for the fiscal year ended September 26, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of J&J Snack Foods Corp. and Subsidiaries on Form S8 (File No. 333178379, File No. 333111292, File No. 33394795 and File No. 33303833).

/s/Grant Thornton LLP

Philadelphia, Pennsylvania

November 23, 2015